Exhibit 5.1

February 10, 2023

SenesTech, Inc.
23460 N. 19th Avenue, Suite 100

Phoenix, Arizona 85027

Re:	Registration Statement on Form S-8 SenesTech, Inc.

Ladies and Gentlemen:

As legal counsel to SenesTech, Inc., a Delaware corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission on or about February 10, 2023, in connection with the registration under the Securities Act of 1933, as amended, of (i) 150,000 additional shares (the “Plan Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the Company’s 2018 Equity Incentive Plan, as amended (the “Plan”), (ii) 71,500 shares (the “Fruendt Option Shares”) of the Company’s Common Stock pursuant to the SenesTech, Inc. Stock Option Grant Notice and Stand-Alone Option Agreement (the “Stock Option Agreement”) for Joel L. Fruendt (the “Fruendt Option Agreement”), (iii) 18,799 shares (the “Fruendt RSU Shares”) of the Company’s Common Stock pursuant to the SenesTech, Inc. Restricted Stock Unit Grant Notice and Stand-Alone Restricted Stock Unit Agreement for Joel L. Fruendt (the “Fruendt RSU Agreement”), (iv) 26,500 shares (the “Palasky Shares”) of the Company’s Common Stock pursuant to the Stock Option Agreement for Dan Palasky (the “Palasky Option Agreement”), and (iv) 1,000 shares (the “Myton Shares”) of the Company’s Common Stock pursuant to the Stock Option Agreement for Alice Myton (the “Myton Option Agreement”, together with the Fruendt Option Agreement, the Fruendt RSU Agreement, and the Palasky Option Agreement, the “Award Agreements”). The Plan Shares, the Fruendt Option Shares, the Fruendt RSU Shares, the Palasky Shares, and the Myton Shares are collectively referred to as the “Shares.” The facts, as we understand them, are set forth in the Registration Statement.

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

A.	The Amended and Restated Certificate of Incorporation of the Company, as amended;

B.	The Amended and Restated Bylaws of the Company, as amended;

C.	Various resolutions of the Board of Directors of the Company adopting the Plan and authorizing the issuance of the Shares;

D.	The Plan;

E.	The Award Agreements; and

F.	The Registration Statement.

Greenberg Traurig, LLP | Attorneys at Law

2375 East Camelback Road | Suite 800 | Phoenix, Arizona 85016 | T +1 602.445.8000 | F +1 602.445.8100

www.gtlaw.com

SenesTech, Inc.

February 10, 2023

Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, based solely upon our review of items A through F above, it is our opinion that the Shares will be validly issued, fully paid, and nonassessable when issued and sold in accordance with the terms of the Plan and the Award Agreements.

We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Delaware, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP | Attorneys at Law

www.gtlaw.com